EXHIBIT 99.1

NEWS RELEASE

CB&I (Chicago Bridge & Iron Company N.V.)

For Immediate Release:	For Further Information Contact:
May 17, 2005	Media: Bruce Steimle +1 832 513 1111
Analysts: Marty Spake +1 832 513 1245

CB&I ANNOUNCES $600 MILLION CREDIT AGREEMENT

THE WOODLANDS, Texas — May 17, 2005 — CB&I (NYSE: CBI) announced that the Company has entered into a five-year revolving credit agreement with an aggregate capacity of $600 million, which is expandable to $700 million. The facility is committed and unsecured. It replaces the Company’s previous $350 million credit facility.

“This larger facility ensures that CB&I will continue to have the capacity to support our rapidly growing new business and pursue our corporate strategy of seeking significant process-related EPC and liquefied natural gas (LNG) projects worldwide,” said Richard E. Goodrich, Executive Vice President and CFO.

The lead banks in the syndicate for the facility are JPMorgan Chase Bank, N.A. and Bank of America, N.A. Agent Banks are Wells Fargo Bank Texas, N.A., Bank of Montreal, BNP Paribas and The Royal Bank of Scotland plc. The syndicate comprises 21 banks.

CB&I is one of the world’s leading engineering, procurement and construction (EPC) companies, specializing in lump-sum turnkey projects for customers that produce, process, store and distribute the world’s natural resources. With more than 60 locations and approximately 11,000 employees throughout the world, CB&I capitalizes on its global expertise and local knowledge to safely and reliably deliver projects virtually anywhere. Information about CB&I is available at www.CBI.com.

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CB&I-2005-15